UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2005

CENTENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33395	42-1406317
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

7711 Carondelet Avenue, Suite 800 St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 725-4477

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 10, 2005 we entered into a definitive agreement with Summa Health System to acquire the Medicaid assets of SummaCare, Inc., a wholly owned subsidiary of Summa Health System. This transaction will add approximately 39,000 members to the 23,500 members already covered by our Ohio subsidiary, Buckeye Community Health Plan (BCHP).

Under the terms of the agreement, we will pay approximately $31 million for the Medicaid assets of SummaCare, Inc. The consideration consists of approximately $22 million cash and approximately $9 million stock ($560 in cash and 8.5046 shares of our common stock for each Medicaid Member enrolled with SummaCare, Inc. at the date of closing). Pursuant to a registration rights agreement, we expect to file with the SEC a shelf registration statement on Form S-3 for the resale of all shares of common stock issued in the acquisition. We will use commercially reasonable efforts to file this Form S-3 contemporaneously with the closing of the acquisition and to cause the shelf registration to be declared effective as soon as practical after filing. In the event the price per share as of the effective date of a registration statement is lower than $28.22, we will pay the seller an additional amount of cash equal to the aggregate difference between the price per share on such date and $28.22.

The acquisition is expected to close in the second quarter of 2005. The closing is subject to regulatory approvals and other closing conditions including confirming a minimum number of former SummaCare providers have contracted with BCHP to continue to provide healthcare services to the covered membership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date: January 14, 2005	By:	/s/ Michael F. Neidorff
Michael F. Neidorff Chairman and Chief Executive Officer